Exhibit 10.23

Amendment No. 2

to

Patent and Know-How License Agreement

This Amendment No. 2 to the Patent and Know-How License Agreement (this “Amendment”), amending that certain Patent and Know-How License Agreement (the “License Agreement”), dated as of June 30, 2019, by and between Miromatrix Medical Inc., a Delaware corporation (“Licensor”), and Reprise Biomedical, Inc., a Minnesota corporation (“Licensee”), is made as of February 22, 2021.

WHEREAS, Licensor and Licensee desire to amend the License Agreement as provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and by their signatures to this Amendment, Licensor and Licensee hereby amend the License Agreement in the following manner:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the License Agreement. The term “Agreement” as used in the License Agreement shall at all times refer to the License Agreement as modified by this Amendment.

2.	Amendment to Section 4.2 of the License Agreement. Section 4.2 is hereby amended and restated in its entirety to read as follows:

“4.2 If the Royalty for any calendar year is less than the Minimum Royalty, Licensee shall pay Licensor the Royalty plus the difference between the Minimum Royalty and the Royalty for that calendar year (the “Difference”), subject to the provisions of the following sentence. The Parties agree that the payment of such Difference for each of calendar years 2020 and 2021 may be deferred by Licensee and such year’s Difference added to the $500,000 minimum payment sum required for calendar years 2022 and 2023, respectively. For example, if Licensee pays Licensor $125,000 in royalties for 2020, Licensee shall be obligated to pay a minimum sum of $875,000 in 2022. Beginning in 2024, Licensee shall thereafter pay the $500,000 minimum sum. If Licensee fails to pay any shortfall in the Minimum Royalty within five (5) Business Days after the date when such Minimum Royalty is due, Licensor may terminate this Agreement on five (5) Business Days prior written notice. No Royalty shall apply to Net Sales after November 28, 2028 (the “Royalty End Date”), provided that Licensee will pay in by January 5, 2029 any shortfall in achieving the Minimum Royalty in the year 2028.”

3.	Continued Validity of License Agreement. Unless otherwise modified or supplemented by the terms of this Amendment, all terms and conditions of the License Agreement, including the Schedules thereto, shall continue in full force and effect.

4.	Governing Law; Submission to Jurisdiction.

(a)            This Amendment and all related documents, and all matters arising out of or relating to this Amendment, are governed by, and construed in accordance with, the laws of the State of Minnesota, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Minnesota.

(b)            Any action, suit, or other proceeding arising out of or related to this Amendment must be instituted exclusively in the federal courts of the United States or the courts of the State of Minnesota, and each Party (as defined in the License Agreement) irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth in the License Agreement will be effective service of process for any action, suit, or other proceeding brought in any such court.

5.	Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, email, or other means of electronic transmission (to which assigned PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Patent and Know-How License Agreement as of the date first written above.

LICENSOR – Miromatrix Medical Inc.

By	/s/ Jeff Ross
Name:	Jeff Ross
Title:	Chief Executive Officer

LICENSEE – Reprise Biomedical, Inc.

By	/s/ Carrie Powers
Name:	Carrie Powers
Title:	President and Chief Executive Officer

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